Exhibit 10.9

                          SEPARATION AGREEMENT
                          --------------------

     THIS SEPARATION AGREEMENT ("Agreement") is made this 11th day of September, 1997, by and between Michael A. Norris ("Norris"), an individual who resides at _______________________________________________, as well as each and every dependent, heir, executor, legal representative and assign of Norris, and INTELLIGENT ELECTRONICS, INC. ("IE"), a business corporation existing under the laws of the Commonwealth of Pennsylvania, having its corporate headquarters at Exton, Pennsylvania, together with each and every of its predecessors, successors (by merger or otherwise), parent, subsidiaries, affiliates, divisions, directors, officers, employees and agents, whether present or former, including XLConnect Solutions, Inc.
 This Agreement also constitutes an amendment to the employment letter dated August 8, 1996 between Norris and IE (the "Employment Letter").

     WHEREAS, the parties reached an agreement in principle in July 1997 concerning the resignation of Norris as President of IE and CEO of the Reseller Network Division of IE and the termination of his employment with IE.

     WHEREAS, Norris and IE desire to part on an amicable basis.

     WHEREAS, the parties are entering into this Agreement in order to more fully set forth the parties' agreements and understandings regarding Norris' resignation as an officer and the termination of his employment.

     NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, Norris and IE acting of their own free will and intending to be legally and irrevocably bound, hereby agree as follows:

     1. Employment Termination. Norris agrees that his employment with IE will terminate on September 30, 1997 (the "Separation Date"). The parties acknowledge that effective August 27, 1997, Norris resigned from all positions as a director, officer, trustee or otherwise with IE and its subsidiaries and affiliates, except that Norris has not resigned as a member of the Board of Directors of IE. Upon termination of his employment with IE, Norris shall be entitled to receive the benefits set forth in this Agreement as and when required in accordance with the terms hereof. Until termination of Norris' employment, Norris will continue to perform services relating to transitional issues in connection with IE's former Reseller Network Division and XLSource Division, which were sold in July 1997.

     2. Salary Continuation. Commencing on the Separation Date, IE agrees to pay Norris, as salary continuation, at the rate of his current base annual salary of Four Hundred Seventy Five Thousand, for fifteen (15) months following Norris' Separation Date ("Severance Period"). This salary continuation will be paid in equal bi-weekly installments in the same manner and subject to all required federal, state and local tax withholdings as is the case with Norris' current salary.

     3. Medical and Dental Benefits Continuation. During the Severance Period, IE will provide Norris and his family full coverage under the IE group medical and dental programs subject to the terms of the medical and dental plans. Any required employee contribution to the medical plan premium will be deducted from Norris' monthly salary continuation payments during such period. Norris' statutory rights under COBRA to continue participation in IE's group medical coverage for a period of up to eighteen
(18) months, at his own cost, shall begin immediately following the termination of medical and dental coverage paid for by IE. IE's obligation to continue to pay for medical coverage, and any corresponding deduction from Norris' salary continuation payments, will cease if Norris becomes eligible to participate in a comparable medical and dental plan with a new employer. In this case, Norris agrees to immediately notify IE by written notice to IE's Chief Financial Officer.

     4. Stock Options. Norris' IE stock options will continue to vest in accordance with their original terms and conditions through August 27, 2006, notwithstanding the termination of Norris' employment with IE. If the Inherent Value (as defined in Section 5) as of September 30, 1997 is greater than zero, then all IE stock options then held by Norris which are
not yet fully vested will become fully vested.   If the Inherent Value as
of January 30, 1999 is greater than zero, then all IE stock options and XLConnect stock options then held by Norris will become fully vested.

     5. Stock Value Guarantee Payment. This Section 5 supersedes and replaces the fifth paragraph of the Employment Letter relating to the payment of up to $1.7 million in connection with Norris' options to purchase common stock of IE. The net amount of the payment required to be made by IE to Norris under this Section 5 is herein referred to as the "Stock Value Guarantee Payment." For purposes of this Section 5, the "fair market value" as of a specified date shall be deemed to be the average of the closing price per share of IE common stock on the five trading days ending on the last trading day prior to the specified date.

     As long as Norris is an employee of IE on September 30, 1997 or was previously terminated by the Company without cause (as defined in the Employment Letter), IE will pay Norris, on September 30, 1997, an amount (the "First Installment") equal to one-half of the excess of $1.7 million over the product of (a) 750,000 (corresponding to the number of IE stock options granted to Norris) and (b) the excess of the fair market value (as of September 30, 1997) over the exercise price of Norris' IE stock options (such excess being herein referred to as the "Inherent Value"). So long as Norris was entitled to receive the First Installment pursuant to the preceding sentence, then on January 30, 1999, IE will pay Norris an amount, equal to the excess of $1.7 million over the First Installment (such excess being herein referred to as the "Option Payment Balance"), which amount shall be further reduced (but not below zero) by the Realized Value (as defined below) (the "Second Installment").

     For purposes hereof, the "Realized Value" shall mean the sum of the amounts described in paragraphs (a) through (e) below, as reduced by the net amount of any taxes which Norris was, is, or will be, obligated to pay as a result of the exercise of stock options or the sale or other disposition of shares described in said paragraphs (a) through (e):

          a. The excess of the product of the fair market value (as of January 30, 1999) of the IE common stock underlying Norris' IE options or acquired on exercise of stock options, and retained by Norris as of January 30, 1999, over the aggregate exercise price of such options.

          b. The excess of the product of the fair market value (as of January 30, 1999) of any XLConnect common stock acquired on exercise of stock options and retained by Norris as of January 30, 1999, over the aggregate exercise price of such options.

          c. The value of any proceeds received by Norris on or prior to January 30, 1999 from any sale or other disposition of IE options, together with the excess of the value of any proceeds received by Norris on or prior to January 30, 1999 from any sale or other disposition of any shares of IE common stock (acquired on exercise of stock options) over the exercise price paid by Norris for such shares;

          d. The excess of the value of any proceeds received by Norris on or prior to January 30, 1999 from any sale or other disposition of any shares of XLConnect common stock (acquired on exercise of stock options) over the exercise price paid by Norris for such shares;

          e. The value of any distributions or dividends received by Norris on or prior to January 30, 1999 on IE common stock (acquired on exercise of stock options) and XLConnect common stock (acquired on exercise of stock options);

     In the event that the Realized Value exceeds the Option Payment Balance, then Norris agrees to pay to IE on January 30, 1999 the amount of such excess (but in no event more than the amount of the First
Installment).

     All references to options to purchase XLConnect common stock in this Agreement shall be deemed to refer only to options which are held by Norris as of the date hereof and not to any XLConnect options which may be granted to Norris after the date hereof.

     Repayment of Certain Amounts. In the event that after January 30, 1999 and on or prior to November 27, 2000, Norris receives (i) any distributions or dividends on IE common stock (acquired on exercise of stock options) or XLConnect common stock (acquired on exercise of options), or (ii) any proceeds from any sale or other disposition of Norris' IE or XLConnect options or shares of IE or XLConnect common stock (acquired on exercise of stock options) and the aggregate of such proceeds exceed the sum of (x) the Realized Value, and (y) in the case of the sale or other disposition of shares, the exercise price paid by Norris on exercise of the options underlying such shares, Norris agree to repay to IE, promptly upon receipt of such proceeds and promptly from time to time as future proceeds are received, all such proceeds up to an amount not exceeding the following amount: (a) the First Installment, plus (b) the Second Installment, minus
(c) the net amount of any taxes which Norris was, is or will be obligated to pay as a result of Norris' receipt of the First Installment and the Second Installment, plus (d) the net amount of any tax benefit which Norris receives by reason of the repayment by Norris to IE pursuant to this paragraph.

     6. Other Benefits. IE agrees to extend to Norris the following additional benefits:

          a. IE will provide Norris its executive relocation package as utilized in his move to Denver, CO, and IE will provide Norris with a tax gross-up related to this relocation package. IE will cover any loss in equity associated with the sale of Norris' current principal residence located in Denver. Said loss in equity will be calculated as the excess of the purchase price paid by Norris for the residence over the gross sales price of the residence as sold by Norris in a bona fide sale to an unrelated third party.

          b. Until the earlier of the expiration of the Severance Period or the occurrence of a Change of Control, IE will continue to pay the premiums on the $1 million life insurance policy currently in force insuring Norris' life.

          c. Until the earlier of the expiration of the Severance Period, the occurrence of a Change of Control or the expiration of the car lease currently in force, Norris will continue to have the right to retain use of his current executive automobile currently leased for his use by the Company, at Company expense.

          d. The obligation of IE to bonus Norris certain interest charges as set forth on page two of the Employment Letter is hereby terminated and is of no further force or effect.

     7.   Bonus Payment.   On the Separation Date IE agrees to pay Norris
the sum of $125,000 in cash, representing one-half of his maximum 1997 bonus entitlement. Norris will thereafter not be entitled to receive any further bonus payments.

     8. Acceleration of Salary Continuation and Stock Value Guarantee Payment. In the event either:

          a. a Change of Control (as defined below) occurs after the date hereof, whether before or after the Separation Date; or

          b. IE at any time hereafter has either insignificant assets (defined as consolidated total assets of less than $100 million at the end of any quarterly reporting period commencing after the date hereof) or insignificant operations (defined as consolidated revenues during any quarterly reporting period commencing after the date hereof of less than $75 million) or insignificant tangible net worth (defined as consolidated shareholders' equity less goodwill of less than $20 million or at the end of any quarterly reporting period commencing after the date hereof); then

             (1) the salary continuation payments and the Stock Value Guarantee Payment not yet paid to Norris pursuant to this Agreement shall be accelerated so that Norris shall receive, within fifteen (15) business days of such event, a lump sum payment equal to the balance of salary continuation payments and the balance of the Stock Value Guarantee Payment which Norris would have received had such acceleration not taken place; and

             (2) all IE stock options and XLConnect stock options then held by Norris which are not yet fully vested will become fully vested.

     For purposes of calculating the Second Installment of the Stock Value Guarantee Payment under this Section, all references to January 30, 1999 in the definition of "Realized Value" will be replaced by the date of the Change of Control.

     For the purposes of this Agreement a "Change of Control" of IE shall be deemed to have occurred upon the earliest of the following events:

               (a) Any "person," as such term is defined under Section 3(a)(9) and 13(d) of the Exchange Act, who is not an affiliate of IE on the date hereof, becomes a "beneficial owner," as such term is used in Rule 13d-3 under the Exchange Act, of more than 50% of IE's common stock;

               (b) Upon the distribution by IE of all or substantially all of its assets to its shareholders pursuant to a plan of liquidation; or

               (c) IE consummates a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of IE is continued following any such transaction by a resulting entity (which may be but need not be, IE) and the shareholders of IE immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, a majority of the voting power of the resulting entity.

     In the event Norris becomes entitled to receive any amounts under this
Section 8, then Norris will become obligated to repay certain amounts in accordance with the provisions set forth under the caption "Repayment of Certain Amounts" in Section 5 hereof, provided that any reference to January 30, 1999 therein will be replaced by the date of the Change of Control.

     9.   Confidentiality:

          a. Norris agrees that he will not disclose or use for his direct or indirect benefit or the direct or indirect benefit of any third party, any Confidential Information (as hereinafter defined) of IE. In general, "Confidential Information" means any and all proprietary information of IE, whether any information relating to computer codes or instructions (including source and object code listings, logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques, concepts, layouts, flowcharts, specification, know-how, and associated programmer, user or other manuals or other like textual materials (including any other data and materials used in performing Norris' duties); all computer input and outputs (regardless of the media on which stored or located); hardware and software configurations; designs, interfaces, research, processes, inventions, products, methods; marketing, sales and distribution, data, methods , plans and efforts; IE's relationship with actual and prospective customers, contractors and suppliers; IE's relationship with actual financial and banking institutions, creditors, or vendors; any other materials prepared by Norris or other employees in the course of, relating to or arising out of their employment, or prepared by any other contractor for IE or its customers: and any other materials that have not been made available to the general public.

          b.   Norris agrees that he will, effective on Separation Date:
(I) discontinue all use of Confidential Information; (ii) return to IE all material furnished by IE that contains Confidential Information; (iii) erase or destroy and Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Norris; and
(iv) remove Confidential Information from any software under the ownership or control of Norris that incorporates or uses Confidential Information in whole or in part.

          c. Norris agrees to return to IE on the Separation Date, or earlier termination of employment, any documents, records, notebooks, files correspondence, reports, memorandum, personal property owned by IE, or any other documents and material whatsoever relating to the business of the Company. He also agrees that he will not make, retain, remove or distribute any copies of the foregoing. IE agrees that Norris can purchase at agreed upon prices IE's equipment being used by him including the laptop, desktop, Officefax, chair and work top at his residence.

     10.  Waiver and Release of Claims.

          a. Norris Release. Norris completely releases, relinquishes, waives and forever discharges IE, its officers, directors, employees, agents, subsidiaries and affiliates, and their respective successors and assigns, from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, and demands whatsoever, in law or equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive, or other damages, expenses (including attorney's fees), reimbursement or costs of any kind which Norris ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever, arising out of or in any way related to Norris' employment with IE and its subsidiaries and affiliates, his membership of any of the Board of Directors of IE or any of its subsidiaries or affiliates, or the termination of any such employment and membership; provided however, that nothing contained herein shall release IE from its obligations under this Agreement. Norris agrees that he has executed this Release on his own behalf, and also on behalf of his heirs, agents, representatives, successors and assigns. This release includes, but is not limited to, a release of any rights or claims he may have under:

             (1) The Age Discrimination in Employment Act (ADEA), which prohibits age discrimination in employment;

             (2) Title VII of the Civil Rights Act of 1964; as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;

             (3) The Americans with Disabilities Act (ADA), which prohibits discrimination on the basis of a covered disability;

             (4) The Employer Retirement and Income Security Act (ERISA), which prohibits discrimination on the basis of entitlement to certain benefits;

             (5) Any other federal, state or local laws or regulations prohibiting employment discrimination;

             (6)   Breach of any express or implied contract claims;

             (7) Wrongful termination or any other tort claims, including claims for attorney's fees whether based on common law, or otherwise.

     Norris understands, however, that by signing this Release, he does not waive rights to (i) claims arising under any applicable worker's compensation laws; (ii) any claims which the law states may not be waived; and (iii) his vested rights under the regular employment benefit plans of IE, in effect as of the date of this Agreement.

          b. IE Release. IE hereby completely remises, releases, relinquishes, waives and forever discharges Norris and his dependents, heirs, executors, agents, legal representatives, successors and assigns, of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever, in law or equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive or other damages, expenses (including attorney's fees), reimbursements or costs of any kind which IE ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever, arising out of or in any way related to his employment with IE and its subsidiaries and affiliates, his membership of any of the Board of Directors of IE or any of its subsidiaries or affiliates, or the termination of any such employment and membership; provided however, that nothing contained herein shall release Norris from his obligations under this Agreement. IE agrees that it has executed this Release on its own behalf, and also on behalf of its subsidiaries, affiliates, divisions, successors (by merger or otherwise) and assigns, including XLC.

     11. Indemnification. To the extent permitted by law, IE agrees to defend, indemnify and hold Norris harmless against any threatened or pending actions or proceedings, whether brought by a third party or as a derivative action, by reason of the fact that Norris was an officer or representative of IE acting within the scope of his employment.

     12. Cooperation in Defending Legal Actions. Norris understands that he will not in the future voluntarily assist any individual or entity in preparing, commencing or prosecuting any action or proceeding against IE its directors, officers, employees, or affiliates, including but not limited to, any administrative agency claims, charges or complaints and/or lawsuits against IE, its directors, officers, employees or affiliates, or to voluntarily participate or cooperate in any such action or proceeding, except as such agreement is specifically prohibited by statute. Norris also agrees that he will cooperate with and assist IE in its defense or prosecution of any such action or proceeding. This Agreement shall not preclude Norris from testifying in such an action or proceeding if he is compelled to do so pursuant to a subpoena or other court order. However, Norris expressly agrees that he will provide written notice addressed to the attention of Barry M. Abelson, Esquire, Pepper Hamilton & Sheetz, LLP, 3000 Two Logan Square, Philadelphia, PA 19103 (fax no. 215-981-4750) if he should receive, by service or otherwise, a notice, subpoena or other court order or any other written request seeking or requiring him to testify or otherwise participate in or assist in any action or proceeding against IE, such notice to be so provided within 24 hours of each such receipt by Norris or anyone acting on his behalf.

     13. Announcements and Non-Disparagement. The parties hereby agree that all public disclosure regarding the reasons for the termination of Norris' employment and other positions with the Company shall be agreed upon between the parties in advance, which agreement will not be unreasonably withheld. Each party agrees not to make any comments inconsistent with any agreed upon language. Each party further agrees not to disparage the other with respect to matters arising prior to the date of the execution of this Agreement or to disclose or otherwise identify any matters which may be detrimental to the other which occurred prior to the date of the execution of this Agreement. It is further agreed that inquiries for references by prospective employers shall be directed to Richard Sanford, whose comments shall be positive in nature and not inconsistent with the provisions of this paragraph.

     14. Arbitration of Disputes Under this Agreement. The parties agree that any and all disputes arising out of the performance or breach of this Agreement or any promise or covenant herein shall be resolved by submission to arbitration in Philadelphia, PA under, and in accordance with, the rules and procedures of the American Arbitration Association. In any such proceeding, the prevailing party shall be entitled to an award of reasonable attorney's fees, costs and expenses. It is expressly agreed that no amounts will be withheld from any amounts due during the Severance Period unless an appropriate court order has been obtained.

     15. Governing Law; Enforcement. This agreement shall be governed by and construed and enforced under the laws of the Commonwealth of Pennsylvania. All remedies at law and equity shall be available for the enforcement of this Agreement incorporated by reference herein. This Agreement may be pleaded as a full bar to the enforcement of nay claim in any way related to or arising out of Norris' employment with IE and/or the termination thereof.

     16. Opportunity to Review and Right to Revoke. Norris hereby acknowledges that he is acting on his own free will, that he has been afforded ample opportunity to read and review the terms of this Agreement, that he has had an opportunity to seek the advise of counsel, and that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects. Norris also acknowledges that he has seven (7) days following his signing of this Agreement to revoke this Agreement in which case IE will have no obligation to make any payment to him hereunder, and as a condition to any such revocation, any payment already made hereunder by IE to Norris will be returned by Norris to IE.

     17. Contractual Effect. The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provision, and that it shall be binding upon the respective parties as well as their heirs, executors, successors, administrators and assigns including XLC. The parties further acknowledge that this Agreement, including the recitals, sets forth the entire agreement and understanding of the parties relating to its subject matter, and supersedes and merges all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written. No change or modification to the Agreement will be binding unless it is in writing and signed by both IE and Norris.

     IN WITNESS WHEREOF, Norris and IE each acknowledge that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year first set forth above.



/s/ Michael A. Norris                 /s/ Nancy Norris
-----------------------------         ---------------------------------
Michael A. Norris                     Witness



On behalf of INTELLIGENT ELECTRONICS, INC.:


By: /s/ Richard D. Sanford            Attest: /s/ Virginia G. Rosen
   -----------------------------             -------------------------
   Richard D. Sanford                 Name:  Virginia G. Rosen
   Chairman of the Board,             Title: Executive Assistant
   Chief Executive Officer and
   President